SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

CONSTAR INTERNATIONAL INC.

(Name of registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CONSTAR INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 5, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Constar International Inc. to be held on November 5, 2009, beginning at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania. The purposes of the Annual Meeting are:

1.	to elect as members of the Company’s Board of Directors the seven nominees named in the Company’s proxy statement and recommended by the Company’s Board of Directors;

2.	to approve the 2009 Equity Compensation Plan;

3.	to ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2009; and

4.	to transact any other business that may properly come before the meeting.

All holders of record of shares of Constar Common Stock at the close of business on September 8, 2009 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. You may also attend the meeting and vote in person.

By Order of the Board of Directors,

David Waksman Senior Vice President, Human Resources, General Counsel and Secretary

Philadelphia, Pennsylvania

September 28, 2009

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about September 28, 2009, to owners of shares of Constar International Inc. (“Constar” or the “Company”) Common Stock in connection with the solicitation of proxies by the Company’s Board of Directors for the 2009 Annual Meeting of Stockholders. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

On December 30, 2008, Constar and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Plan of Reorganization became effective and we emerged from Chapter 11 on May 29, 2009. Holders of Constar’s equity interests prior to our emergence from bankruptcy did not receive any distributions under the Plan of Reorganization, and their equity interests were cancelled upon confirmation of the Plan of Reorganization. These proxy materials pertain to the Constar common stock issued in connection with our emergence from Chapter 11.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on November 5, 2009:

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The Proxy Statement and Annual Report to Security Holders are available at http://ir.constar.net/annuals.cfm. Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Stockholders and the Annual Report to Stockholders, is not part of the proxy soliciting materials.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and the financial statement schedules and a list describing all of the exhibits not contained therein, will be provided without charge to each person solicited for a proxy upon the written request of such person directed to David Waksman, Senior Vice President, Human Resources, General Counsel and Secretary, at the following address:

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

(215) 552-3700

Please note that in connection with the Company’s emergence from Chapter 11 on May 29, 2009, the financial statements of the Company changed materially in amounts and classifications due to the implementation of fresh start accounting. The fresh start accounting adjustments are reflected in the financial statements reported in the Company’s Form 10-Q for the six months ending June 30, 2009.

VOTING PROCEDURES

Your vote is very important. Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given on a properly executed and delivered proxy, your shares will be voted by one of the individuals named on your proxy card in accordance with his judgment.

Who can vote? Stockholders as of the close of business on September 8, 2009 are entitled to vote. On that day, 1,750,000 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Constar International Inc., One Crown Way, Philadelphia, Pennsylvania, beginning October 26, 2009. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to you in a particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive timely voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under the rules that govern voting by such nominees. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter.

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Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

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The affirmative vote of a majority of the shares of common stock present at the meeting, either in person or by proxy, and entitled to vote is required to approve the 2009 Equity Compensation Plan and to ratify the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of these matters because they are not counted as shares entitled to vote. Abstentions will have the same effect as a vote against these matters because they are counted as shares entitled to vote but are not counted as affirmative votes.

Who will count the vote? Our Transfer Agent and Registrar, American Stock Transfer & Trust Company, will tally and certify the vote as our Inspector of Elections.

Who is soliciting this proxy? This solicitation is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. In addition, we have retained Mackenzie Partners & Co. to assist us in the solicitation of proxies for a fee of $3,500 plus certain expenses.

What if I can’t attend the meeting? If you do not attend the meeting in person you must vote your shares by proxy if you intend to vote.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that our business shall be managed by a Board of Directors, with the number of directors to be from six to thirteen as provided by the Board of Directors from time to time. The size of the Board of Directors is currently set at seven.

At the Annual Meeting, seven directors are to be elected. Director elections are determined by a plurality of the votes cast at the Annual Meeting in person or by proxy. Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Each of the nominees is currently a director of the Company. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy may be voted for any substitute nominee designated by the Board of Directors.

In connection with Constar’s Chapter 11 proceedings, the Creditors’ Committee and Constar retained a third-party search firm to assist in identifying and evaluating potential Board members. Mr. Hoffman was a member of the Board of Directors prior to Constar’s emergence from bankruptcy. The other nominees listed below joined Constar’s Board of Directors when Constar emerged from bankruptcy on May 29, 2009.

Set forth below is information regarding each nominee. The Board of Directors recommends a vote FOR each of the listed nominees.

Name	Age	Principal Occupation During at Least the Past Five Years
Michael J. Balduino	59	Mr. Balduino has been Senior Vice President-Consumer Packaging of International Paper Company since 2008. Mr. Balduino previously served with International Paper Company as Senior Vice President responsible for consumer products converting business and President-Shorewood Packaging Corp. from 2004 to 2008; and as Senior Vice President-Sales and Marketing from 2000 to 2003.

Eric A. Balzer	61	Mr. Balzer has been the Chief Financial Officer of Ramtron International Corporation since 2004. Prior to that, he was Senior Vice President, Operations of Advanced Energy Industries from 1990-1999. Mr. Balzer is a director of Ramtron International Corporation and Cap Terra Financial Group.

Michael J. Hoffman	48	Mr. Hoffman has been President and Chief Executive Officer and a Director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Before that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions.

Lawrence V. Jackson	56	Mr. Jackson has been the Chief Executive Officer of Sourcemark LLC since 2007, and a Senior Advisor to New Mountain Capital since 2008. Mr. Jackson was the President and Chief Executive Officer, Global Procurement of Wal-Mart Stores, Inc. from 2006 to 2007, and he was the Executive Vice President and Chief People Officer of Walt-Mart Stores, Inc. from 2004 to 2006. Mr. Jackson was the President and Chief Operating Officer of Dollar General Stores, Inc. from 2003 to 2004, and the Senior Vice President, Supply Operations of Safeway Inc. from 1997 to 2003. Prior to that Mr. Jackson enjoyed a 16-year career at Pepsico, Inc., beginning as plant manager and ending as Senior Vice President, Chief Operating Officer, Worldwide Operations of PepsiCo Food Systems. Mr. Jackson is a director of ProLogis and Assurant, Inc.

Ruth J. Mack	54	Ms. Mack was President, WinCup Plastics and Executive Vice President, New WinCup Holdings from 2006-2009. From 1999-2006, she worked for Alcoa, Inc., most recently as Vice President, Alcoa and Group President Alcoa Packaging & Consumer Products. Prior roles included Vice President, Reynolds Metals Company and General Manager, Reynolds Consumer Products and President Alcoa Consumer Products. Previous to Alcoa, Ms. Mack held a series of general management, marketing, sales, product development, distribution and logistics positions in multinational companies such as General Mills, PepsiCo, Nestle, Pillsbury and WLR Foods.

Name	Age	Principal Occupation During at Least the Past Five Years

L. White Matthews, III	64	Mr. Matthews has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation. From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. He is a director of Matrixx Initiatives, Inc., Imation Corp. and PNC Funds, Inc.

Jason L. Pratt	39	Mr. Pratt is a Principal and Managing Director of Peritus Asset Management LLC and has been Director of Portfolio Strategy and Risk Management since 2006. Prior to joining Peritus, he was Senior Vice President, Portfolio Manager and Head of Structured Credit Products and Credit Derivatives at Atlantic Asset Management between 1999 and 2006. Mr. Pratt held a variety of positions between 1993 and 1999 at ARM Financial Group, the last of which was Director in the Portfolio and Risk Management Group.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of our Board of Directors.

Meetings of the Board of Directors. In 2008, the Board of Directors met 13 times. Of the incumbent directors, only Mr. Hoffman was a director during 2008, and he attended each of such Board meetings. Since our emergence from Chapter 11, our new Board of Directors has met two times.

Committees of the Board of Directors. The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our independent auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the Audit Committee assists the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, internal control and audit functions, SEC reporting, Sarbanes Oxley compliance and all other compliance with legal and regulatory requirements and ethical standards adopted by the Company. In 2008, the Audit Committee met 14 times. Since our emergence from Chapter 11, our new Audit Committee has met four times. Prior to the Company’s emergence from bankruptcy, the members of the Audit Committee were Frank J. Mechura, John P. Neafsey and Angus F. Smith. The current members of the Audit Committee are Messrs. Balzer, Jackson, Matthews and Pratt, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Balzer chairs this Committee.

The Board of Directors has determined that Mr. Balzer is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act of 1933.

Compensation and Benefits Committee—oversees the administration of the Company’s compensation and benefits plans, in particular all compensation for the Chief Executive Officer, the executives that report to the Chief Executive Officer and any other employee that the Compensation and Benefits Committee deems appropriate; all compensation for directors; all equity programs; any major compensation and benefit implementation/redesign for the wider employee base; and the annual performance review of the Chief Executive Officer. The Compensation and Benefits Committee also oversees our equity compensation and certain other benefit plans. The Compensation and Benefits Committee considers the recommendations of the Chief Executive Officer in setting the compensation of other executive officers.

The Compensation and Benefits Committee works with independent compensation consultants that are engaged directly by the Compensation and Benefits Committee. Towers Perrin is currently engaged as the Compensation and Benefits Committee’s independent compensation consultant. Towers Perrin is not engaged to perform any specific assignment, but rather to provide general advice from time to time as requested by the Compensation and Benefits Committee. Recent representative assignments have included an assessment of the overall competitiveness of the Company’s compensation programs, and an evaluation of director compensation.

In 2008, the Compensation Committee met six times. Since our emergence from Chapter 11, our new Compensation and Benefits Committee has met three times. Prior to the Company’s emergence from bankruptcy, the members of the Compensation Committee were Michael D. McDaniel, Frank L. Mechura and A. Alexander Taylor. The current members of the Compensation and Benefits Committee are Ms. Mack and Messrs. Balduino, Balzer and Jackson, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Ms. Mack chairs this Committee.

Nominating and Corporate Governance Committee—develops and oversees corporate governance guidelines; and identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who timely submit such recommendations as outlined under “Submission of Director Nominations” below. In 2008, the Nominating and Corporate Governance Committee met two times. Since our emergence from Chapter 11, our new Nominating and Corporate Governance Committee has met once. Prior to the Company’s emergence from bankruptcy, the members of the Nominating and Corporate Governance Committee were James A. Lewis, Michael D. McDaniel, and John P. Neafsey. The current members of the Nominating and Corporate Governance Committee are Ms. Mack and Messrs. Balduino, Matthews and Pratt, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Matthews chairs this Committee.

Committee Charters. Each of our standing Committees has a written charter delineating its responsibilities. Each committee’s charter is available on the “Investor Relations—Corporate Governance” section of our web site at www.constar.net.

Contacting our Directors. You may contact our Board of Directors and any of our individual directors by writing to them care of the Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. The Secretary will forward the communication to the Board of Directors or the applicable director(s). In addition, it is the Company’s policy that any allegation of accounting or financial impropriety must be brought to the attention of the Audit Committee immediately.

Attendance at the Annual Meeting. We strongly encourage each of our directors to attend our annual meeting of stockholders. Of the incumbent directors, only Mr. Hoffman was a director at the Company’s last annual meeting of stockholders. Mr. Hoffman attended such meeting.

Submission of Director Nominations. The Nominating and Corporate Governance Committee will consider stockholders’ suggestions for nominees for election to our Board of Directors in 2010. Any such suggestion must be made in writing, must include biographical data, a description of such nominee’s qualifications and the other information required by the Company’s Amended and Restated Bylaws, and must be accompanied by the written consent of such nominee to serve as director if elected. Any such suggestion for nominees must be mailed to the Nominating and Corporate Governance Committee, c/o The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599.

For such suggested nominee to be eligible for election as a director at the 2010 Annual Meeting of Stockholders in compliance with the Company’s Amended and Restated Bylaws, the suggestion must be received at the above address no earlier than 120 days, which is July 8, 2010, and no later than 90 days, which is August 7, 2010, prior to the first anniversary of the 2009 Annual Meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s meeting, the notice must be received not earlier than the 120th day prior to such meeting nor later than the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and judgment essential to effective decision making.

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Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees and not have other directorships, trusteeships or outside involvements that would materially interfere with responsibilities as a director of Constar.

•	Have the willingness and availability to serve at least one term.

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Have the willingness and ability to represent the interests of all stockholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement or supplement the background and experience of other Board members.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

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Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service or finance, including director, chief executive or senior management experience; academic experience; manufacturing experience; financial and accounting experience; or other relevant experiences that will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

These criteria have been established by the Nominating and Corporate Governance Committee as criteria that any director nominee, whether suggested by a stockholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a stockholder will be evaluated by the Nominating and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee, and a thorough review by the full committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. Finally, if the committee determines that a candidate should be nominated for election to the Board of Directors, the committee will present its findings and recommendation to the full Board of Directors for approval.

Corporate Governance Practices. We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review any new federal laws affecting corporate governance, rules adopted by the SEC and Nasdaq, and best practices. We have implemented corporate governance practices that we believe are in the best interest of our company and our stockholders.

Codes of Conduct. We have adopted Corporate Governance Guidelines for our company. These guidelines address such matters as director qualifications, directors’ access to management and advisors, conflicts of interest and performance evaluations. We have also adopted a Code of Ethics. Our Corporate Governance Guidelines and Code of Ethics are available on the “Investor Relations—Corporate Governance” section of our web site at www.constar.net.

Disclosure Committee. We have established a Disclosure Committee, comprised of senior executives who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use to prepare our periodic SEC reports.

Ethics Hotline. We have established a confidential hotline by which employees can communicate concerns regarding unethical or illegal conduct at our company. The Audit Committee has established procedures to receive, retain and address these concerns.

Insider Trading. In addition to the insider trading prohibitions of our Code of Ethics, we maintain an additional insider trading policy that applies to our directors, executive officers and certain other personnel. Our insider trading policy prohibits these individuals from trading in our securities at certain times when we would normally expect the Company to have material non-public information regarding its quarterly and annual earnings results. In addition, these individuals are prohibited from trading without obtaining the prior approval of a compliance officer.

Executive Sessions of the Independent Directors. Our independent directors meet periodically in executive session without members of management.

Resignation upon Change in Employment Circumstances. It is our policy that a director offer to resign upon a change in his or her employment circumstances. The Board of Directors has the discretion whether or not to accept any such resignation.

Director Independence. The Board of Directors has considered transactions and relationships between each director, on one hand, and the Company or its affiliates, on the other. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent under Nasdaq listing standards and applicable SEC regulations. As a result of this review, the Board determined that each current member of the Board of Directors is independent, except that Mr. Hoffman is considered to be not independent because he is an executive officer of the Company. In this connection, the Board considered Mr. Pratt’s affiliation with Peritus Asset Management LLC, a stockholder of the Company (see “Security Ownership of Certain Beneficial Owners and Management” below). The previous Board of Directors had determined that its following members who served prior to the Company’s emergence from bankruptcy were independent under Nasdaq listing standards and applicable SEC regulations: James A. Lewis, A. Alexander Taylor, John P. Neafsey, Angus F. Smith, Michael A. McDaniel and Frank J. Mechura.

Stock Ownership Guidelines. The Company’s stock ownership guidelines for directors call for each director to hold stock with a value equal to three times the annual retainer paid to such director for his or her Board (but not Board committee) service. Upon our emergence from Chapter 11, none of our directors held any equity interests in Constar. The Board of Directors has adopted a four-year period for directors to accumulate equity towards the stock ownership guidelines. There are no stock ownership guidelines currently in effect for management.

APPROVAL OF

2009 EQUITY COMPENSATION PLAN

ITEM 2 ON PROXY CARD

On September 21, 2009 the Board of Directors adopted the Constar International Inc. 2009 Equity Compensation Plan (the “2009 Plan”). The 2009 Plan will become effective upon its approval by the Company’s stockholders. A copy of the 2009 Plan is attached as Exhibit A and the following description is qualified in its entirety by reference to the full 2009 Plan. Capitalized terms used herein but not defined have the meanings given to such terms in the 2009 Plan.

General

The purpose of the 2009 Plan is to assist the Company and its subsidiaries in attracting and retaining valued employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such employees.

In connection with the Plan of Reorganization approved prior to the Company’s emergence from Chapter 11, the Company was authorized—without further shareholder approval—to issue 194,444 shares of common stock to employees and directors. Two-thirds of this amount, or 129,629 shares, were to be in the form of stock options. The purpose of the 2009 Plan is also to allow the Company to issue such 129,629 shares as either stock options or as performance shares, as described below. If the 2009 Plan is approved by the Company’s stockholders, then the Company will issue such 129,629 shares under the 2009 Plan, and not under the authority provided by the Plan of Reorganization. If the 2009 Plan is not approved by the Company’s stockholders, then the Company retains the authority to issue such 129,629 shares under the Plan of Reorganization. In each case, the total number of shares issuable by the Company remains the same.

Summary of the 2009 Plan

The 2009 Plan will authorize the grant of Performance Shares and Options (collectively referred to as “Awards”). Options granted under the 2009 Plan may only be nonqualified stock options.

Subject to adjustment upon a stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, the maximum number of shares of common stock available for Awards under the 2009 Plan shall be 129,629. In addition, the 2009 Plan provides that Awards covering no more than 50,000 shares may be awarded to any participant during any one calendar year. Shares of common stock awarded under the 2009 Plan may be reserved or made available from the Company’s authorized and unissued common stock or from common stock reacquired and held in the Company’s treasury.

If any shares subject to an Award are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares, such shares with respect to such Award will, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the 2009 Plan. Any shares tendered by a participant in payment of the exercise price of an Option or the tax liability with respect to an Award (including, in any case, shares withheld from any such Award) will not be available for future grant under the 2009 Plan. If there is any change in the Company's corporate capitalization, the Compensation and Benefits Committee of the Board of Directors (the “Committee”) shall proportionately and equitably adjust the number and kind of shares of common stock which may be issued in connection with future Awards, the number and kind of shares of common stock covered by Awards then outstanding under the 2009 Plan, the number and kind of shares of common stock available under the 2009 Plan, the exercise price of any Award, or if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, provided, however, in each case, that each adjustment must be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder to the extent applicable. In addition, the Committee may make adjustments in the terms and conditions of any Awards, including any performance goals, in recognition of unusual or nonrecurring events affecting the Company or any subsidiary, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that any adjustment must be made in accordance with Section 409A of the Code and the regulations thereunder to the extent applicable.

Administration

The 2009 Plan is administered by the Committee. Subject to the provisions of the 2009 Plan, the Committee has the authority to:

•	select the employees who will receive Awards pursuant to the 2009 Plan and determine the type or types of Awards to be granted to each participant;

•	determine the number of shares of common stock to which an Award will relate, the terms and conditions of any Award and all other matters to be determined in connection with an Award;

•	determine whether, and to certify that, performance goals to which an Award is subject are satisfied;

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correct any defect or supply any omission or reconcile any inconsistency in the 2009 Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the 2009 Plan as it may deem necessary or advisable; and

•	construe and interpret the 2009 Plan and make all other determinations as it may deem necessary or advisable for the administration of the 2009 Plan.

Eligibility

All employees of the Company and its subsidiaries are eligible to participate in the 2009 Plan. However, only employees who are selected by the Committee will receive Awards under the 2009 Plan.

Each Award granted under the 2009 Plan will be evidenced by a written Award agreement between the participant and the Company describing the Award and the terms and conditions to which the Award is subject.

Performance Goals

The Committee may condition the grant, vesting, exercisability and/or number of shares of common stock to be received in settlement of an Award on the attainment of performance goals and may adjust (either up or down) the number of shares covered by an Award of Performance Shares based on the attainment of performance goals, provided that no adjustment may be made that would cause an Award to be subject to Section 409A of the Code. Performance goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual employee or any subsidiary, division, department or function within the Company or any subsidiary in which the employee is employed. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. The following performance goals may be used with respect to Awards under the 2009 Plan:

•	specified levels of or increases in the Company’s, a division’s or a subsidiary’s return on capital, equity or assets;

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earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA as defined by any of the Company’s financing agreements;

•	net economic profit (which is operating earnings minus a charge to capital), net income and operating income;

•	sales and sales growth;

•	gross margin and direct margin;

•	share price (including but not limited to growth measures and total shareholder return);

•	operating profit;

•	per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);

•	inventory turns;

•	financial return ratios;

•	market share;

•	balance sheet measurements such as receivable turnover;

•	improvement in or attainment of expense levels and improvement in or attainment of working capital levels;

•	debt reduction;

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strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement;

•	customer or employee satisfaction;

•	individual objectives;

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any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its subsidiaries (or any business unit of the Company or any of its subsidiaries); and

•	any combination of any of the foregoing criteria.

Awards

Awards under the 2009 Plan consist of Options and Performance Shares.

Options. An Option is a right to purchase shares of common stock for a specified period of time at a fixed price (the “exercise price”). All Options granted under the 2009 Plan will be nonqualified stock options for federal income tax purposes. Each Option agreement will specify the number of shares which may be purchased pursuant to the Option, the exercise price, the term of the Option, the date or dates on which the Option will become exercisable and the terms and conditions under which the Option may be exercised.

The exercise price will be determined by the Committee, but will not be less than the fair market value of a share of common stock on the date of grant. The term of the Option will be no more than 10 years. Payment for shares issued upon exercise of an Option must be made within three days after the date of exercise. The Option agreement will specify whether the exercise price may be paid in cash; with shares of common stock; with any combination of cash and shares of common stock; with other legal consideration that the Committee may deem appropriate; or through a broker with the proceeds of the sale of shares purchased through the exercise of the Option (a “cashless exercise”).

Unless otherwise provided in an Award agreement, upon a participant’s termination of employment, the unvested portion of the participant’s Options will cease to vest and will be forfeited and the vested portion of the participant’s Options will remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a subsidiary without cause, (ii) 180 days in the event of a termination due to death or disability and (iii) 30 days in the event of the participant’s voluntary termination; provided, however, that in no event will any Option be exercisable after its stated term has expired. All of a participant’s Options, whether or not vested, will be forfeited immediately upon the participant’s termination by the Company or a subsidiary for cause.

Performance Shares. An Award of Performance Shares provides a participant the right to receive shares of common stock upon the completion of the applicable performance period. Each Performance Share Award will specify the duration of the performance period and/or each installment thereof and the conditions under which the Award may be earned. Such conditions may include a vesting schedule based on the passage of time, the attainment of performance goals or a combination thereof. Unless otherwise provided in the applicable Award agreement, upon a participant’s termination of employment for any reason, the unvested portion of each Performance Share Award granted to the participant will be forfeited. Prior to the issuance and delivery of shares of common stock in settlement of a Performance Share Award, participants will have no rights as a stockholder with respect to any shares of common stock covered by the Award.

Change in Control

Upon a change in control, the Committee may take one or more of the following actions with respect to Awards: (i) accelerate the vesting and exercisability of all Options to the extent unvested and unexercisable, so that all outstanding Options are fully vested and exercisable, (ii) cancel all outstanding vested Options in exchange for a cash payment (including a payment of zero dollars) in an amount equal to the excess, if any, of the fair market value of the common stock underlying the unexercised portion of the Option as of the date of the change in control over the exercise price of such portion, (iii) terminate all Options immediately prior to the change in control, provided that the Company provide the participant an opportunity to exercise the Option within a specified period following the participant’s receipt of a written notice of such change in control and of the Company’s intention to terminate the Option prior to such change in control, (iv) require the successor corporation, following a change in control if the Company does not survive such change in control, to assume all outstanding Options and to substitute such Options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of participants with respect to such Options, (v) cause all outstanding Awards of Performance Shares to become fully vested and immediately payable or (vi) cancel all outstanding unvested Awards of Performance Shares for no consideration.

Effective Date, Amendments and Termination

The 2009 Plan will become effective as of the date of approval by the Company’s stockholders. The 2009 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Board of Directors. Termination will not affect Awards outstanding at the time of termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2009 Plan without stockholder approval, provided that stockholder approval is required for any amendment which (i) would increase the number of shares subject to the 2009 Plan; (ii) would decrease the price at which Awards may be granted, or (iii) would require stockholder approval by law, regulation, or the rules of any stock exchange or automated quotation system. Accordingly, the Board of Directors is prohibited from engaging in any repricing of Options unless such repricing is approved by the Company's stockholders in a manner that satisfies applicable law and securities exchange requirements.

The Committee may amend or terminate any outstanding Award and any Award agreement without a participant’s consent, provided the amendment does not materially and adversely impact the participant (unless necessary to ensure a deduction under Section 162(m) of the Code or avoid the additional tax described in Section 409A of the Code). In addition, any performance condition specified in connection with an Award shall remain subject to adjustment by the Committee.

New Plan Benefits

There have been no grants made under the 2009 Plan. Employees who will participate in the 2009 Plan in the future, and the amounts of their Awards, will be determined by the Committee subject to the terms and conditions outlined above. As no Awards have yet been made, it is not possible to state the terms of any individual Awards which may be issued under the 2009 Plan or the names or positions of, or respective amounts payable or allocable to, any participants in the 2009 Plan, other than as provided in this summary.

Certain Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants under the 2009 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other considerations that may be relevant to a participant.

Options. All Options granted under the 2009 Plan will be non-qualified stock options. A non-qualified stock option results in no taxable income to the option holder or deduction to the Company (or a subsidiary) at the time it is granted. An option holder will recognize compensation taxable as ordinary income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price. The Company (or a subsidiary) will generally be entitled to a corresponding deduction for federal income tax purposes. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will be short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year. Except as provided below, the tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price and the amount included in income with respect to such option.

Under the 2009 Plan, non-qualified stock options may, if permitted by the Committee, be exercised in whole or in part with shares of common stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of common stock surrendered for an equivalent number of shares of common stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

Performance Shares. A participant will not recognize taxable income with respect to an Award of Performance Shares, and the Company (or a subsidiary) will not be entitled to a deduction, until the Award is settled in shares of common stock upon the completion of the applicable performance period. At such time, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock received in settlement of such Award and the Company (or a subsidiary) will generally be entitled to a corresponding deduction for federal income tax purposes. Gain or loss on a subsequent sale or other disposition of the shares received in settlement of the Award will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will be short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year. The tax basis of each share received in settlement of an Award of Performance Shares will be equal to the fair market value of one share of our common stock on the date the Award was settled.

Withholding. Each participant must make appropriate arrangement for the payment of any taxes relating to an Award granted under the 2009 Plan. The Company or any subsidiary is authorized to withhold from any payment relating to an Award, including from a distribution of common stock or any payroll or other payment to a participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes the ability to withhold or receive common stock or other property and to make cash payments in respect thereof in satisfaction of a participant’s tax obligations.

Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers to $1,000,000, unless the compensation is “performance-based compensation” and meets certain other requirements outlined in Code Section 162(m) and related regulations. Under the 2009 Plan, the Committee may in its discretion grant Awards that may or may not qualify as performance-based compensation.

The Board of Directors recommends a vote FOR the adoption of the 2009 Plan.

APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2009.

One or more representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2008 for the audit of our financial statements and internal controls for the year ended December 31, 2008 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2008 were approximately $1.54 million. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2007 for the audit of our financial statements and internal controls for the year ended December 31, 2007 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2007 were approximately $1.3 million.

Audit-Related Fees. In 2008, PricewaterhouseCoopers LLP billed the Company $9,000 for services rendered in connection with their retention in accordance with the applicable requirements of the Bankruptcy Code, and $18,000 for services rendered in connection with an SEC comment letter. There were no audit-related fees billed by PricewaterhouseCoopers LLP in 2007.

Tax Fees. With respect to 2008, the aggregate fees billed for tax services rendered by PricewaterhouseCoopers LLP were approximately $10,000 for tax work primarily relating to the preparation of tax returns for the Company’s operations in the United Kingdom and Holland. With respect to 2007, PricewaterhouseCoopers LLP billed the Company $23,637 for tax work primarily relating to the preparation of tax returns for the Company’s operations in the United Kingdom.

All Other Fees. There were no fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2008 for any services other than as described above, other than subscription fees for an accounting and tax research program in the amount of $3,000. There were no fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2007 for any services other than as described above, other than subscription fees for an accounting and tax research program in the amount of $3,000.

All the amounts billed as described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee, all auditing services and, except as provided in the following sentence, all non-audit services to be provided by any independent registered public accounting firm of the Company shall be pre-approved by the Audit Committee; in addition, the Audit Committee may delegate such pre-approval duty to one or more designated members of the Audit Committee who are also independent directors of the Board of Directors; provided, that any decisions of any member of the Audit Committee to whom such duty has been delegated shall also be presented to the full Audit Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit Committee. The Audit Committee will review and consider all PricewaterhouseCoopers LLP professional services when assessing auditor independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 3 ON PROXY CARD

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2009.

Although the submission to stockholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee appoints the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and internal controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions of the Audit Committee.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility includes monitoring and reviewing these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

Prior to the Company’s emergence from Chapter 11, the Audit Committee members were Frank J. Mechura, John P. Neafsey and Angus F. Smith (the “Former Audit Committee”). The members of the Former Audit Committee ceased being Directors of the Company as of May 29, 2009. The Former Audit Committee met with management to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Former Audit Committee also discussed with senior management and PricewaterhouseCoopers LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Former Audit Committee reviewed and discussed the audited financial statements for 2008 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Former Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, significant matters regarding the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Former Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Former Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standard No. 61 “Communication with Audit Committees”, as amended.

The Former Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Former Audit Committee discussed with the independent registered public accounting firm the issue of auditor independence, including the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Former Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

In connection with the Company’s emergence from Chapter 11, six of the seven members of the Board of Directors resigned and six new Directors were appointed. This new Board of Directors appointed the current members of the Audit Committee indicated below (the “Current Audit Committee”). The Current Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2009. In this connection, the Current Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services are compatible with maintaining its independence.

RESPECTFULLY SUBMITTED BY:

Eric A. Balzer, Audit Committee Chairperson Lawrence V. Jackson
L. White Matthews III
Jason L. Pratt

SUBMISSION OF STOCKHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

The Securities and Exchange Commission’s rules and our Amended and Restated Bylaws set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any proposal of a stockholder intended to be included in our proxy statement and form of proxy card for the 2010 Annual Meeting of Stockholders must comply with the proxy submission rules of the Securities and Exchange Commission (“SEC”). Pursuant to Rule 14a-8 of the SEC’s rules, any such stockholder proposal must be received by our Secretary at the address listed below no later than May 31, 2010.

In addition, our Amended and Restated Bylaws require that we be given advance notice of stockholder proposals containing nominations for election to the Board of Directors or other matters which stockholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our Amended and Restated Bylaws separately require that any stockholder proposal, including a proposal nominating one or more persons for election as directors, be received in writing by our Secretary at the address listed below not less than 90 days, which is August 7, 2010, nor more than 120 days, which is July 8, 2010, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more the 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s meeting, the notice must be received not earlier than the 120th day prior to such meeting nor later than the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Stockholders must send such proposals to The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title
Michael J. Hoffman (1)	48	President, Chief Executive Officer and Director
J. Mark Borseth (2)	51	Executive Vice President and Chief Financial Officer
James C.T. Bolton (3)	54	Senior Vice President, Administration and Strategic Planning
Donald P. Deubel (4)	45	Senior Vice President, Corporate Technologies
Jerry A. Hatfield (5)	50	Senior Vice President, Operations
Daniel M. Ingram (6)	53	Senior Vice President, Sales and Marketing
David J. Waksman (7)	42	Senior Vice President, Human Resources, General Counsel and Secretary
Christopher P. Phelan (8)	40	Vice President and General Manager, European Operations

(1)	Michael J. Hoffman. Mr. Hoffman has been President and Chief Executive Officer and a director of our Company since May 2002. Mr. Hoffman has been President of Constar, Inc. since October 2000. Mr. Hoffman was previously Vice President of Operations for Constar, Inc. since 1995, and director of Crown Cork & Seal Company, Inc.’s Aerosol Manufacturing division from 1993 to 1995. Prior to that, Mr. Hoffman was a Plant Superintendent, and then a Plant Manager, in several United States branches of Crown Cork & Seal Company, Inc. from 1987 to 1993. Prior to 1987, Mr. Hoffman was a Plant Superintendent for Continental Can Company and held various other plant management positions. Mr. Hoffman holds a B.S. in Mathematics and a B.S. in Psychology from the University of Delaware.
(2)	J. Mark Borseth. Mr. Borseth was appointed as our Executive Vice President and Chief Financial Officer in September 2009. Mr. Borseth, age 51, was the Senior Vice President, Chief Financial Officer of Eclipse Aviation, an aircraft manufacturer, from May 2007 through August 2009. Eclipse Aviation filed for bankruptcy in November 2008. Prior to that, from 1984 to April 2007, Mr. Borseth held a series of financial and general management positions with 3M, including Vice President, Global Business Process from 2004 to 2007, and Corporate Treasurer in 2003.
(3)	James C.T. Bolton. Mr. Bolton has been Senior Vice President, Administration and Strategic Planning of our Company since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown Cork & Seal Company, Inc. from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown Cork & Seal Company, Inc. and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown Cork & Seal Company, Inc. from 1978 to 1984. Mr. Bolton holds a B.A. in Economics from Harvard College.
(4)	Donald P. Deubel. Mr. Deubel has been Vice President, Corporate Technologies of our Company since September 2002. Previously, Mr. Deubel had been Director of Packaging Development of Constar, Inc. from July 2000 to September 2002 and Senior Manager of Closure Engineering and Corporate Technologies for Crown Cork & Seal Company, Inc. from December 1997 to July 2000. Mr. Deubel holds a B.S. in Business Administration from the University of Toledo and an A.S. in Plastics Engineering from Ferris State University.
(5)	Jerry A. Hatfield. Mr. Hatfield has been Senior Vice President, Operations of our Company since September, 2007. Mr. Hatfield was previously our Vice President, Operations from March 2003 to September 2007, Western Regional Manager from 2001 to 2003, and an Operations Manager from 1999 to 2001. Prior to that, Mr. Hatfield was a Plant Superintendent and then a Plant Manager of a Crown Cork & Seal Company, Inc. can and closure facility from 1991 to 1998. Mr. Hatfield holds a B.S. in Management from Madison University.
(6)

Daniel M. Ingram. Mr. Ingram has served as Senior Vice President of Sales and Marketing since November 2006. From 2002 until 2006, Mr. Ingram was President of The Ingram Group, a management consulting and executive search firm specializing in the packaging industry. He was Senior Vice President and Chief Operating

Officer of Al-Group/Wheaton’s North American Pharmaceutical Packaging business from 1998 to 2001, and from 1996 to 1998 was first Vice President, Marketing and then Senior Vice President of Strategic Development for Al-Group/Wheaton. From 1980 until 1996, Mr. Ingram held various positions within several divisions of Wheaton Industries. Mr. Ingram holds a B.A. in Political Science from Rider University.

(7)	David J. Waksman. Mr. Waksman has been Vice President, General Counsel and Secretary of our Company since July 2003. Previously, Mr. Waksman was a partner at the law firm of Dechert LLP. Mr. Waksman holds a law degree and an M.B.A. in Finance from New York University, as well as a B.A. and M.A. in History from The Johns Hopkins University.
(8)	Christopher P. Phelan. Mr. Phelan has been Vice President and General Manager, European Operations of our Company since July 2007. Since January 2004, Mr. Phelan had been Technical Director of our European operations. Prior to that, Mr. Phelan was employed by Rexam as Technical/Operations Director. Mr. Phelan holds a B.Sc. in Electrical Engineering from Sheffield University.

EXECUTIVE COMPENSATION

Please note that, as further discussed below, much of the information presented in this Executive Compensation section is no longer applicable as a result of the Company’s emergence from Chapter 11. The following table provides certain summary information concerning the compensation earned by our principal executive officer and our two most highly paid executive officers (other than our principal executive officer) employed by us or our subsidiaries during the years ended December 31, 2007 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)		Total ($)
Michael J. Hoffman	2008	474,238	180,578	2,915	43,512	(4)	701,243
President and Chief Executive Officer	2007	460,425	135,017	7,832	38,074	(5)	641,348

Walter S. Sobon (1)	2008	324,450	159,910	997	22,591	(6)	507,948
Executive Vice President and Chief Financial Officer	2007	315,000	125,376	2,679	14,373	(7)	457,428

Christopher P. Phelan (2)	2008	259,270	82,000	0	36,907	(8)	378,177
Vice President and General Manager, European Operations	2007	218,109	77,167	0	33,584	(9)	328,860

(1)	Mr. Sobon resigned as our Executive Vice President and Chief Financial Officer in September 2009.
(2)	Payments to Mr. Phelan were made in British pounds. Compensation data for 2008 has been converted to U.S. dollars using the 2008 daily average exchange rate of 1.85 dollars per pound. Compensation data for 2007 has been converted to U.S. dollars using the 2007 daily average exchange rate of 1.97 dollars per pound.
(3)	For a description of the assumptions used in the valuation of stock awards, see “Stock-Based Compensation” in footnote 21 to the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2008.
(4)	Includes a $12,000 car benefit, $9,623 country club expense reimbursement and $5,587 tax gross-up for such reimbursement, and $15,500 in 401(k) matching funds. The Company has determined that excess matching funds in the amount of $5,150 were contributed to Mr. Hoffman’s 401(k) account. This amount was forfeited to the Company in 2009.
(5)	Includes a $12,000 car benefit, $10,078 country club expense reimbursement and $6,039 tax gross-up for such reimbursement.
(6)	Includes a $9,000 car benefit and $12,415 in 401(k) matching funds. The Company has determined that excess matching funds in the amount of $2,065 were contributed to Mr. Sobon’s 401(k) account. This amount was forfeited to the Company in 2009.
(7)	Includes a $9,000 car benefit.
(8)	Includes a $36,289 car benefit.
(9)	Includes a $32,995 car benefit.

Narrative Disclosure to Summary Compensation Table

Equity. All equity interests in the Company that were outstanding immediately prior to the Company’s emergence from Chapter 11 were eliminated. No consideration was paid to the holders of such equity interests in connection with such elimination. Thus, all the equity reported in this “Executive Compensation” section as being held by management is no longer outstanding. However, the Company’s plan of reorganization that went into effect upon the Company’s emergence from Chapter 11 provides that 194,444 shares of the Company’s authorized common stock shall be reserved for issuance to the Company’s employees and directors. The allocation and grant terms will be set by the Compensation and Benefits Committee in accordance with the plan of reorganization.

The MSPP. One of the Company’s main vehicles of incentive compensation was the Annual Incentive and Management Stock Purchase Plan (the “MSPP”). No awards were made under the MSPP in respect of 2008 or 2007 performance. Awards were made under the MSPP in respect of 2006 performance. In order to understand how MSPP awards are reported in the Summary Compensation Table, it is important to understand how the MSPP worked.

Target Awards Under the MSPP. Under the MSPP, each executive officer had a target bonus amount expressed as a percentage of the executive officer’s base salary. A portion of the target bonus was tied to individual performance criteria for each executive officer, and the remaining portion was generally tied to financial performance criteria for the Company. Executives with responsibilities over business units with distinct financial goals were assigned in some cases a third weighting based on unit performance. Bonus award determinations were typically made during the first quarter of each year, after audited financial results for the previous year are available.

How MSPP Awards were Paid. If a bonus was awarded under the MSPP, it was paid 50% in cash as soon as practicable, and the remaining 50% was deferred for one year at a 5% interest rate, compounded on a daily basis. Plan participants were fully vested in the deferred bonus and any interest credited to the deferred bonus. Additionally, the deferred portion of the bonus was matched with an equal value of restricted stock units that vested in full in three years. The number of units granted was equal to the value of the deferred portion of the bonus, divided by the Company’s closing stock price on the date the bonus was awarded to the executive. Upon vesting, restricted stock units were settled at the discretion of the Compensation Committee in either cash or shares, subject to the availability of shares for issuance under a stockholder-approved equity compensation plan.

What is “Non-Equity Incentive Plan Compensation?” Payments under the MSPP are categorized as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The total amount of the award is reported as compensation for the year in which the award was earned.

What is included in 2008 and 2007 Non-Equity Incentive Plan Compensation? The amounts reported represent interest earned on deferred MSPP payments.

Where are the restricted stock units reported? The “Stock Awards” column shows the expense recognized on the Company’s financial statements in respect of all stock grants to the named executive outstanding at the end of the period. The expense recognized by the Company in respect of restricted stock unit awards under the MSPP is included within these figures.

2008 Equity Grants. The Company made the following equity awards to the named executive officers during 2008.

Name	Restricted Stock (#)
Michael J. Hoffman	85,000
Walter S. Sobon	35,000
Christopher P. Phelan	0

The shares described above were scheduled to vest in 2011 but, as noted above, were eliminated upon the Company’s emergence from Chapter 11. The vesting conditions that had applied are described below in footnote 4 to the Outstanding Equity Awards at Fiscal Year-End 2008 table.

Outstanding Equity Awards at Fiscal Year-End 2008

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Hoffman	23,489	1,644	145,600	10,192
Walter S. Sobon	8,035	562	35,000	2,450
Christopher P. Phelan	33,334	2,333	—	—

The market value figures in the above table are calculated using the $.07 year-end closing price of the Company’s common stock.

As of December 31, 2008, unvested restricted stock and restricted stock units were scheduled to vest as set forth below.

Name	Award Description	Grant Date	Vesting Dates	Unvested Shares/ Units
Michael J. Hoffman	Restricted stock	8/5/2003	(1)	54,000
Michael J. Hoffman	Restricted stock	8/5/2004	(2)	6,600
Michael J. Hoffman	Restricted stock units	3/30/2007	(3)	23,489
Michael J. Hoffman	Restricted stock	1/15/2008	(4)	85,000
Walter S. Sobon	Restricted stock units	3/30/2007	(3)	8,035
Walter S. Sobon	Restricted stock	1/15/2008	(4)	35,000
Christopher P. Phelan	Restricted stock	8/2/2007	(5)	33,334

(1)	This grant was to vest 20% on each anniversary of the grant date, provided that no more than 25% of the shares was to vest until Constar stock achieved a $7.00 price target and no more than 55% of the shares was to vest until Constar stock achieved a $12.00 price target. In addition, each grant was eligible to vest more rapidly than at the rate of 20% per year if the Company’s stock reached certain price targets. If Constar stock achieved price targets of $7.00, $12.00, and $15.00, then 25%, 55%, and 100% of the shares, respectively, was to immediately vest. The $7.00 price target was achieved in 2004. Seven years after the grant date, any unvested shares were to vest. In the event of death or disability or a change in control, the shares were to vest. Upon termination of employment by the Company for any reason other than cause, then on the termination date shares were to vest in the same proportion as the number of days that had elapsed since the grant date are to 1,825 (the number of days in the five-year vesting period); provided that this vesting would be cumulative with, not in addition to, any prior vesting. Except as provided above, if employment terminated prior to the lapse of restrictions on any portion of the granted shares, then that portion was to be forfeited. For purposes of this paragraph, the terms “disability,” “change in control” and “cause” have the meanings set forth in the 2002 Stock-Based Incentive Compensation Plan.
(2)

This grant was to vest 20% on each anniversary of the grant date, provided that no more than 25% of the shares was to vest until Constar stock achieved a $6.00 price target and no more than 55% of the shares was to vest until Constar stock achieved a $9.00 price target. In addition, each grant was eligible to vest more rapidly than at the rate of 20% per year if the Company’s stock reached certain price targets. If Constar stock achieved price targets of $6.00, $9.00, and $12.00, then 25%, 55%, and 100% of the shares, respectively, was to immediately vest. The $6.00 price target was achieved in 2004, and the $9.00 price target was achieved in 2007. Seven years after the grant date, any unvested shares were to vest. In the event of death or disability or a change in control, the shares were to vest. Upon termination of employment by the Company for any reason other than cause, then on the termination date shares were to vest in the same proportion as the number of days that had elapsed since the grant date are to 1,825 (the number of days in the five-year vesting period); provided that this vesting was to be cumulative with, not in addition to, any prior vesting. Except as provided above, if employment terminated prior to the lapse of restrictions on any portion of the granted shares, then that portion was to be forfeited. For purposes of this paragraph, the terms “disability”, “change in control” and “cause” have the meanings set forth in the 2002 Stock-Based Incentive Compensation Plan.

(3)	These restricted stock units were scheduled to vest in a single installment on March 30, 2010. Under the terms of these restricted stock units, settlement upon vesting was to be made in stock or cash. The units were to vest upon death, disability or a change in control. If employment was terminated due to retirement or by the Company without cause, the units were to vest in the same proportion as the number of fully completed years of employment between the grant date and the termination is to three. If employment was terminated voluntarily by the employee or by the Company for cause, the units were to be forfeited. The terms “disability,” “change in control,” “retirement,” and “cause” in this paragraph have the meanings set forth in the MSPP.
(4)	On January 15, 2008, Mr. Hoffman was granted 85,000 shares of restricted stock and Mr. Sobon was granted 35,000 shares of restricted stock. If the Company’s common stock had closed over $9.00 for five consecutive trading days commencing not earlier than January 15, 2009 and ending not later than January 15, 2010, then one-third of each award was to vest. If the Company’s common stock had closed over $9.00 for five consecutive trading days commencing not earlier than January 15, 2010 and ending not later than January 15, 2011, then two-thirds of each award was to vest (unless vesting took place pursuant to the previous sentence, in which case only one-third of each award was to vest). Any unvested portion of the award was to vest on January 15, 2011, provided that the closing price of the Company’s common stock was at least $6.00 on that date. If the common stock closing price was not at least $6.00 on that date, then any unvested shares were to be forfeited. In the event of the executive’s death or disability, or in the event of a change in control, prior to January 15, 2011, the shares were to vest. Upon retirement, vesting was eligible to be accelerated at the discretion of the Compensation Committee. The Compensation Committee was also able to determine, in its sole discretion, to accelerate vesting upon a termination by the Company without cause, provided that the closing price of the Company’s Common Stock on the termination date was at least $6.00 and provided that vesting was not able to occur more rapidly than at the rate of three equal installments over a three-year period from the January 15, 2008 grant date. The terms “disability,” “change in control”, “retirement,” and “cause” in this paragraph have the meanings set forth in the 2007 Stock-Based Incentive Compensation Plan.
(5)	This grant was scheduled to vest in three equal annual installments on each anniversary of August 2, 2007. Shares were to vest immediately in the event of death, disability or a change in control. If Mr. Phelan’s employment was terminated by the Company for any other reason except for cause, then shares were to vest in the same proportion as the number of days between the grant date and the termination are to 1,095 (the number of days in the three-year vesting period); provided, that this special vesting would be cumulative with, not in addition to, any prior vesting. 15,000 of these shares were issued out of the Company’s 2002 Stock-Based Incentive Compensation Plan, and 35,000 were issued out of the 2007 Stock-Based Incentive Compensation Plan. The terms “disability,” “change in control” and “cause” in this paragraph have the meanings set forth in such Plans.

Upon the Company’s emergence from Chapter 11, the following incentive plans were terminated (and any and all awards granted under such plans were terminated and will no longer be of any force or effect): (1) the 2007 Non-Employee Directors’ Equity Incentive Plan; (2) the 2007 Stock-Based Incentive Compensation Plan; (3) Constar International Inc. Non-Employee Directors’ Equity Incentive Plan; (4) Constar International Inc. 2002 Stock-Based Incentive Compensation Plan; (5) the Amended and Restated Constar International Inc. Supplemental Executive Retirement Plan; and (6) the MSPP. The MSPP was replaced by the Constar International Inc. Annual Incentive Plan, adopted May 26, 2009 (the “AIP”). For a description of the AIP, please see the Company’s Current Report on Form 8-K filed with the Commission on June 1, 2009.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Hoffman	Constar Pension Plan	109,798	—
Michael J. Hoffman	Constar Supplemental Executive Retirement Plan	205,023	—
Walter S. Sobon	Constar Pension Plan	26,599	—
Walter S. Sobon	Constar Supplemental Executive Retirement Plan	10,516	—
Christopher Phelan (1)	Constar UK Retirement Benefits Scheme	74,469

(1)	Because he is not a U.S. employee, Mr. Phelan was not eligible to participate in the Constar Pension Plan or the Constar Supplemental Executive Retirement Plan. We maintain a separate stand-alone pension plan for the benefit of our employees in the United Kingdom, called the Constar International UK Limited Retirement Benefits Scheme (the “UK Plan”), in which Mr. Phelan participates.

United States Pension Plans

The Constar Pension Plan. The Constar Pension Plan is a tax-qualified defined benefit pension plan. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown Holdings, Inc. (our former parent company) prior to our initial public offering.

Prior to April 1, 2007, with respect to our executive officers, the Constar Pension Plan provided normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. This formula applied to all eligible salaried employees employed at our corporate headquarters, including our U.S.-based named executive officers. Other participants in the Constar Pension Plan who were paid hourly and/or employed at other locations received benefits under different formulas. Effective April 1, 2007, benefit accruals under the Constar Pension Plan were discontinued for all participants except those who (1) were actively employed on April 1, 2007, (2) had at least 15 years of service as of December 31, 2007 and (3) had a combined age and years of service of at least 65 as of December 31, 2007. Participants who met these requirements are “grandfathered participants.” Grandfathered salaried participants, regardless of job location, will continue to accrue benefits under a new, less generous benefit formula of 1% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service after March 31, 2007. The benefits of employees who are not grandfathered were frozen as of March 31, 2007 and such employees will accrue no additional benefits after that date. Mr. Hoffman is a grandfathered participant and Mr. Sobon is not a grandfathered participant. Under federal law for 2008, benefits from the Constar Pension Plan were limited to $185,000 per year and may be based only on the first $230,000 of a participant’s annual compensation.

Benefits are generally payable beginning at age 65 in the form of a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Participants may elect other optional annuity forms of benefit of equivalent actuarial value. Benefits may not be paid in the form of a lump sum unless the actuarial present value of the participant’s benefit is $1,000 or less. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. Currently, none of the officers named in the above table are eligible for early retirement.

The Supplemental Executive Retirement Plan. We previously maintained the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. The SERP was intended to provide additional benefits to employees who were designated as participants in writing by us and whose benefits under the Constar Pension Plan were restricted by the federal limits on annual benefits and compensation described above. The SERP provided benefits to these participants on the same basis as the Constar Pension Plan; however, the executives accrued benefits without regard to the federal limits on annual benefits and compensation imposed on the Constar Pension Plan. Effective April 1, 2007, benefit accruals under the SERP were discontinued for all participants other than grandfathered participants (as defined above), and reduced as described above for all grandfathered participants in the same manner as under the Constar Pension Plan. In connection with the Company’s emergence from Chapter 11, the SERP was terminated. Messrs. Hoffman and Sobon received lump sum payments of $265,658 and $12,369 in connection with such termination.

Offset of Crown Pension Plan Benefits. Pursuant to an agreement with Crown entered into in connection with our IPO, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering. This offset is reflected in the numbers set forth in the table above.

Actuarial Assumptions. The values reported in the table above for both the Constar Pension Plan and the SERP are the present values as of December 31, 2008 of each named executive officer’s normal retirement benefit payable at age 65, calculated using a discount rate of 6.4% and mortality assumptions based on the RP-2000 Mortality Table. These assumptions are the same as the assumptions used for financial reporting purposes in our Form 10-K for the year ended December 31, 2008.

Funded Status of Pension Plan and SERP. As of December 31, 2008, the Constar Pension Plan was underfunded on a GAAP basis by approximately $29.7 million, and the unfunded obligations of the SERP determined on a GAAP basis was approximately $0.4 million.

European Pension Plan. We also maintain the Constar International UK Limited Retirement Benefit Scheme (the “UK Plan”) covering eligible employees in the United Kingdom who are at least age 21 and who elect to participate in the UK Plan. The UK Plan provides normal retirement benefits at age 65 determined generally under the following formula: 1/60th of the participant’s highest average salary over any three consecutive years during the last ten years of employment, times years of service. Participating employees pay into the UK Plan 5% of their pre-tax earnings and we contribute the balance necessary to fund the benefit.

Vesting will occur after a participant has completed two years of service. If a participant terminates employment before becoming vested, he or she will be refunded all employee contributions and will forfeit the employer portion. Benefits are generally payable beginning at age 65 in the form of a monthly annuity, with a 50% survivor annuity payable to a spouse or other dependent. In addition, if death occurs within five years after retirement, a spouse or other dependent will receive a lump sum payment equal to what the participant’s lifetime monthly payments would have been had the participant lived for the balance of the five years.

Participants may elect to receive a portion of their pension in a lump sum, the amount of which is based on the participant’s age at retirement; provided that the monthly benefit payable after the lump sum is withdrawn is not less than a government-required guaranteed minimum pension. A participant who has reached age 55 but has not reached age 60 may elect to retire early with reduced benefits. A participant who is at least age 60 may elect to retire early with an unreduced pension. A participant who is forced to retire due to serious ill health is entitled to the amount of the pension he or she would have received had he or she continued to work until age 65. Early and ill health retirements require the consent of the Company. Currently, none of the U.K.-based officers named in the above table are eligible for early retirement.

The value reported in the table above for the UK Plan is the present value as of December 31, 2008 of Mr. Phelan’s normal retirement benefit payable at age 65, calculated using a discount rate of 6.0% and post- retirement mortality assumptions based on the PA 92 tables and a retirement age of 65. These assumptions are the same as the assumptions used for financial reporting purposes in this Annual Report on Form 10-K.

Funded Status of UK Plan. As of December 31, 2008, the UK Plan was underfunded on a GAAP basis by approximately $2.4 million.

Potential Payments Upon Termination or Change in Control

Messrs. Hoffman and Sobon. We entered into amended and restated employment agreements with Messrs. Hoffman and Sobon on November 17, 2008. Mr. Sobon’s contract was rejected by the Company in connection with the Company’s emergence from Chapter 11. Mr. Sobon’s damages claim for rejection of the contract is limited to one year’s compensation. On May 29, 2009, in connection with the Company’s emergence from Chapter 11, an amendment and restatement of Mr. Hoffman’s employment agreement became effective (the “Current Hoffman Agreement”). Except as noted below, the terms of the Current Hoffman Agreement are substantially the same as those that were in effect under his November 17, 2008 agreement. For a description of the Current Hoffman Agreement, please see the Company’s Current Report on Form 8-K filed on June 4, 2009.

The term of employment pursuant to Mr. Hoffman’s agreement will continue indefinitely unless his employment with the Company is terminated under specific circumstances expressly described in the agreement. If Mr. Hoffman’s employment with the Company has not been terminated under the circumstances expressly described in the agreement within three years of the occurrence of a change in control, the employment agreement will terminate, and Mr. Hoffman will become an “at will” employee of the Company as of the date that is the third anniversary of such change in control. Mr. Hoffman will not be entitled to any severance payments as a result of any termination of employment occurring after such third anniversary of a change in control. The provisions regarding a “change of control” were amended in the Current Hoffman Agreement so that the confirmation of the Company’s Plan of Reorganization and the Company’s emergence from Chapter 11 would not constitute a change of control for purposes of the employment agreement.

If we terminate Mr. Hoffman’s employment without cause or he resigns for good reason prior to a change in control, he is entitled to: (i) base salary earned but unpaid as of the date of the termination; (ii) a lump sum payment equal to two times base salary plus two times his target bonus and matching incentive under the MSPP for the year in which such termination occurs; (iii) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at the Company’s sole expense; (iv) immediate payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination; and (v) any other payments and/or benefits which he is entitled to receive under any employee benefit plans or the MSPP pursuant to the terms of such plans or arrangements. In addition, pursuant to Mr. Hoffman’s equity award agreements and the terms of the applicable equity incentive plans, in each case in effect prior to their termination upon the Company’s emergence from Chapter 11, unvested equity awards were to vest or become exercisable on a pro rata basis based on the time elapsed from the grant date to the date of termination. As noted above, the MSPP terminated upon the Company’s emergence from Chapter 11 and was replaced with the AIP, which is the substantial economic equivalent to the MSPP.

If we terminate Mr. Hoffman’s employment without cause or he resigns for good reason within six months prior to or three years following a change in control, the severance payable to Mr. Hoffman described above increases to three times base salary plus three times his target bonus and matching incentive under the MSPP for the year in which such termination occurs, and the medical benefits continuation period will be extended to three years following termination of employment. In addition, upon a change in control, all outstanding equity based or performance based awards would become immediately vested or exercisable, regardless of whether Mr. Hoffman’s employment is terminated. If Mr. Hoffman becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, he will receive an additional payment in an amount sufficient to offset the effects of such excise tax.

If Mr. Hoffman’s employment is terminated due to his death or disability, we are required to pay him (i) any base salary earned but unpaid as of the date of termination and base salary continuation through the end of the month in which termination occurs, (ii) a pro-rata payment equal to his target bonus for the year of termination (including the matching incentive of 50% of such target bonus) under the MSPP multiplied by a fraction, the numerator of which is the number of days in the year up to the date of termination and the denominator of which is 365, (iii) immediate payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination and (iv) any other payments and/or benefits which the executive is entitled to receive under any employee benefit plans or the MSPP pursuant to the terms of such plans or arrangements. Additionally, Mr. Hoffman was entitled to full vesting of his outstanding equity or performance-based awards under the terms of the applicable equity incentive plans and equity award agreements prior to their termination upon the Company’s emergence from Chapter 11. Further, under the applicable equity incentive plans and equity award agreements, upon his retirement at or after age 65, Mr. Hoffman was entitled to (1) full vesting of his outstanding equity awards under our stock-based incentive compensation plans and (2) pro-rata vesting of his outstanding equity awards under the MSPP.

Mr. Hoffman is subject to non-solicitation and non-competition covenants for a period of time following termination of his employment (the “restricted period”) as follows: (i) if we terminate his employment without cause or he resigns for good reason prior to a change in control, the restricted period is equal to twenty-four months following termination of employment, (ii) if we terminate his employment without cause or he resigns for good reason within six months prior to or three years following a change in control, the restricted period is equal to thirty-six months following termination of employment, or (iii) otherwise, the restricted period is equal to twelve months following termination of employment. Mr. Hoffman is also subject to an indefinite confidentiality covenant and a covenant to assign to us any invention developed by him (or with his participation) within one year after his termination of employment. All severance payments are contingent on Mr. Hoffman’s execution of a release of claims in favor of the Company.

For purposes of the above-described agreement, “cause” is generally defined as (i) a willful and material act of gross misconduct, (ii) the conviction of Mr. Hoffman of, or plea of guilty or nolo contendere by Mr. Hoffman to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration, (iii) willful acts of moral turpitude by Mr. Hoffman that result in material financial loss to the Company, (iv) any willful and material failure to follow the lawful reasonable instructions of the Board of Directors, (v) a material and willful breach by Mr. Hoffman of his employment agreement or any other written agreement between him and the Company, (vi) Mr. Hoffman’s willful and material violation of any of the Company’s written employment policies, (vii) Mr. Hoffman’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation. “Good reason” is generally defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, we discontinue the MSPP without immediately replacing such plan with a plan that is the substantial economic equivalent of such plan, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement. “Change in control” generally means (i) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (ii) the liquidation or dissolution of us or a sale of substantially all of our assets, or (iii) a change in the individuals who represent a majority of the membership of our Board of Directors over a 24-month period, provided that new directors approved by two-thirds of the board shall be excluded from any such determination.

Mr. Phelan. We have also entered into a change in control agreement with Mr. Phelan. This agreement will extend for a one-year term each January 1 unless notice of non-extension is delivered by June 30 of the preceding year. Notwithstanding the above, this Agreement will terminate on the earlier of (i) the second anniversary of a change in control, or (ii) Mr. Phelan’s attainment of “normal retirement age” as defined under our defined benefit pension plan. This agreement provides that in the event Mr. Phelan is terminated without cause by us or resigns his employment for good reason within two years following a change in control, or prior to a change in control with Mr. Phelan reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, Mr. Phelan is entitled to: (i) a lump sum payment equal to two times his then current base salary plus two times his target annual bonus for the year of termination (but not including the matching incentive of 50% of such target bonus under the MSPP); (ii) continuation of medical benefits (at the same cost to Mr. Phelan) for a period beginning on the date of such termination of employment and ending on the earlier of the 24-month anniversary of such termination or the date that Mr. Phelan attains age sixty-five; (iii) immediate payment of all of his deferred compensation; and (iv) immediate cash-out, vesting or exercisability of all outstanding equity-based or performance-based awards (under the terms of Mr. Phelan’s equity award agreements, his equity awards will vest in full without regard to his termination of employment upon a change in control). The foregoing severance payments are contingent on Mr. Phelan’s execution of a release of claims in favor of us. Mr. Phelan is subject to six-month non-solicitation and non-competition covenants following termination of his employment. He is also subject to an indefinite confidentiality covenant.

For purposes of the above-described agreement, “cause” is generally defined as gross misconduct or negligence, theft of company assets, continued failure to follow the lawful instructions of the Company or conviction of a criminal offense (other than a road traffic offense not involving a prison sentence). “Good reason” is generally defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 50 miles, a reduction in base salary or benefits, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s change in control agreement. “Change in control” generally means (i) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (ii) the liquidation or dissolution of us or a sale of substantially all of our assets, or (iii) a change in the individuals who represent a majority of the membership of our Board of Directors over a 24-month period, provided that new directors approved by two-thirds of the board shall be excluded from any such determination.

Estimated Payments. Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason prior to a change in control are as follows (1):

Name	Estimated Cash Payment ($)		Estimated Value—Equity Vesting Acceleration ($)		Estimated Amount of Continued Health Benefits ($)		Total ($)
Michael J. Hoffman	2,371,190	(2)	4,790	(3)	49,730	(4)	2,425,710
Walter S. Sobon	567,788	(5)	187	(6)	17,761	(7)	585,736
Christopher P. Phelan (9)	—		2,334	(8)	—		2,334

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2008, the last business day of 2008. Thus, these amounts include the value of the equity which was eliminated without consideration in connection with the Company’s emergence from Chapter 11.
(2)	This amount is equal to two times the executive’s base salary plus two times the executive’s target bonus and matching incentive under the MSPP.

(3)	This amount represents the value of 60,600 otherwise unvested shares of our common stock and 7,830 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(4)	This amount represents premium payments for 24 months of health coverage at our sole expense, based on 2009 monthly premiums and assuming a 10% increase in such costs for 2010.
(5)	This amount is equal to one times the executive’s base salary plus one times the executive’s target bonus and matching incentive under the MSPP.
(6)	This amount represents the value of 2,678 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(7)	This amount represents premium payments for 12 months of health coverage at our sole expense, based on 2009 monthly premiums.
(8)	This amount represents the value of 33,334 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(9)	Payments to Mr. Phelan are converted to US Dollars at the average daily exchange rate for 2008 of $1.85 to £1.

Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason in connection with a change in control are as follows (1):

Name	Estimated Cash Payment ($)		Estimated Value—Equity Vesting Acceleration ($)(2)		Estimated Amount of Continued Health Benefits ($)		Estimated Value—SERP Vesting and Payment Acceleration ($)(2)		Estimated Excise Tax Gross-Up ($)		Total ($)
Michael J. Hoffman	3,556,785	(3)	11,836	(4)	78,384	(5)	294,200	(6)	1,565,419	(7)	5,506,624
Walter S. Sobon	1,135,575	(8)	3,012	(9)	37,297	(10)	13,231		—		1,189,115
Christopher P. Phelan (14)	907,446	(11)	2,333	(12)	3,131	(13)	—		—		912,910

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2008, the last business day of 2008. Thus, these amounts include the value of the equity which was eliminated without consideration in connection with the Company’s emergence from Chapter 11. These amounts also include potential SERP payments, even though the SERP was terminated in connection with the Company’s emergence from Chapter 11. Messrs. Hoffman and Sobon received lump sum payments of $265,658 and $12,369 in connection with such termination.
(2)	This payment would be made upon a change in control whether or not the executive’s employment is terminated.
(3)	This amount is equal to three times the executive’s base salary plus three times the executive’s target bonus and matching incentive under the MSPP.
(4)	This amount represents the value of 145,600 otherwise unvested shares of our common stock and 23,489 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(5)	This amount represents premium payments for 36 months of health coverage at our sole expense, based on 2009 monthly premiums and assuming a 10% increase in such costs for each of 2010 and 2011.
(6)	Assumptions used in the calculation of these amounts are included in Note 15 to the Consolidated Financial Statements.
(7)	This amount does not reflect the value of Mr. Hoffman’s three-year non-competition and non-solicitation agreement with us. Such value may be offset from the parachute payments attributed to Mr. Hoffman in connection with a change in control.
(8)	This amount is equal to two times the executive’s base salary plus two times the executive’s target bonus and matching incentive under the MSPP.
(9)	This amount represents the value of 35,000 otherwise unvested shares of our common stock and 8,035 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.

(10)	This amount represents premium payments for 24 months of health coverage at our sole expense, based on 2009 monthly premiums and assuming a 10% increase in such costs for 2010.
(11)	This amount is equal to two times the executive’s base salary plus two times the executive’s target bonus.
(12)	This amount represents the value of 33,334 otherwise unvested shares of our common stock, based on $0.07, the closing price of our common stock on December 31, 2008.
(13)	This amount represents premium payments for 24 months of health coverage at our sole expense, based on 2009 monthly premiums and assuming a 10% increase in such costs for 2010.
(14)	Payments to Mr. Phelan are converted to US Dollars at the average daily exchange rate for 2008 of $1.85 to £1.

Estimated payments to each of the named executive officers under the above-described agreements upon his death or disability are as follows (1):

Name	Estimated Cash Payment ($)(2)	Estimated Value—Equity Vesting Acceleration ($)		Total ($)
Michael J. Hoffman	711,357	11,836	(3)	723,193
Walter S. Sobon	243,338	3,012	(4)	246,350
Christopher P. Phelan	—	2,333	(5)	2,333

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2008, the last business day of 2008. Thus, these amounts include the value of the equity which was eliminated without consideration in connection with the Company’s emergence from Chapter 11.
(2)	This amount is equal to the executive’s target bonus and matching incentive under the MSPP.
(3)	This amount represents the value of 145,600 otherwise unvested shares of our common stock and 23,489 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(4)	This amount represents the value of 35,000 otherwise unvested shares of our common stock and 8,035 otherwise unvested restricted stock units, based on $0.07, the closing price of our common stock on December 31, 2008.
(5)	This amount represents the value of 33,334 otherwise unvested shares of our common stock, based on $0.07, the closing price of our common stock on December 31, 2008.

Director Compensation

Former Board of Directors. We paid the following cash compensation to our Board of Directors in 2008. These Directors resigned upon the Company’s emergence from Chapter 11. Our Chief Executive Officer is a member of the Board of Directors but does not receive any compensation for such service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
James A. Lewis	78,975	3,093	82,068
Michael D. McDaniel	76,525	1,585	78,110
Frank J. Mechura	100,160	3,093	103,253
John P. Neafsey	173,475	4,125	177,600
Angus F. Smith	128,500	3,093	131,593
A. Alexander Taylor	90,365	3,093	93,458

We granted our former non-employee directors shares of restricted stock as set forth in the table below. These grants account for the expense recognized in our 2008 financial statements as shown in the Director Compensation Table under the “Stock Awards” column. These shares were granted under our 2002 and 2007 Non-Employee Directors’ Equity Incentive Plans. All these shares were eliminated upon the Company’s emergence from Chapter 11. We have not granted any stock options to our non-employee directors.

Name	Total Awards
James A. Lewis	4,500, of which 1,500 were unvested
Michael D. McDaniel	1,500, of which 1,250 were unvested
Frank J. Mechura	4,500, of which 1,500 were unvested
John P. Neafsey	5,750, of which 2,001 were unvested
Angus F. Smith	4,500, of which 1,500 were unvested
A. Alexander Taylor	4,500, of which 1,500 were unvested

During the first and second quarters of 2008 our former non-employee directors participated in trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934. The program was administered through Lehman Brothers and was discontinued upon Lehman Brothers’ bankruptcy. Under the program, each director made a quarterly open market purchase of $4,725 worth of our Common Stock, except that Mr. Neafsey and Mr. McDaniel made quarterly purchases equal to $7,500 worth of Common Stock (in each case, net of brokerage commissions). The funds for these purchases were paid by the Company and are included in the Director Compensation table above under the column heading “Fees Earned or Paid in Cash.”

The fees described above were paid in accordance with the following schedule:

Position	Annual Retainer ($)	Attendance Fee for Board or Applicable Committee Meeting ($)
Chairman of the Board of Directors	91,500	2,000
Non-Chairman Director	56,500	1,000
Chairman of the Audit Committee	14,000	2,000
Non-Chairman Member of the Audit Committee	3,500	1,500
Chairman of the Compensation Committee	5,000	1,500
Non-Chairman Member of the Compensation Committee	2,500	1,000
Chairman of the Nominating and Corporate Governance Committee	5,000	1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	2,500	1,000

Notwithstanding the foregoing, each Committee had a maximum number of meetings per year for which attendance fees were payable. Attendance fees were payable for up to 12 Audit Committee meetings per year, up to three Compensation Committee meetings per year, and up to two Nominating and Corporate Governance Committee meetings per year.

In addition, all directors were reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings.

Mr. Neafsey was the Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. In recognition of this dual service, since the second quarter of 2006 no annual retainer was payable to Mr. Neafsey for his service as Chairman of our Nominating and Corporate Governance Committee.

Current Board of Directors. Following our emergence from Chapter 11, our new Board of Directors adopted the following compensation program:

Position	Annual Retainer ($)	Attendance Fee for Board or Applicable Committee Meeting ($)
Chairman of the Board of Directors	120,000	1,500
Non-Chairman Director	45,000	1,500
Chairman of the Audit Committee	10,000	1,000
Non-Chairman Member of the Audit Committee	0	1,000
Chairman of the Compensation and Benefits Committee	10,000	1,000
Non-Chairman Member of the Compensation and Benefits Committee	0	1,000
Chairman of the Nominating and Corporate Governance Committee	5,000	1,000
Non-Chairman Member of the Nominating and Corporate Governance Committee	0	1,000

In addition, Directors are to annually receive $60,000 of restricted stock. No awards have yet been made.

All directors will be reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings. Mr. Pratt, who is a Principal and Managing Director of one of the Company’s stockholders, is not currently accepting any compensation for his Board service other than reimbursement of travel expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of September 11, 2009. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers named in the summary compensation table and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

5% Beneficial Owners, Directors, Named Officers	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Solus Alternative Capital Management LP, Solus GP LLC, and Christopher Pucillo	425,280	24.3%
430 Park Avenue, 9th Floor New York, NY 10022 (1)(2)

JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017 (1)	272,650	15.6%

FMR LLC 82 Devonshire Street Boston, MA 02109 (1)(3)	175,600	10.0%

Peritus Asset Management LLC 26 West Anapamu Street Santa Barbara, CA 93101	98,290	5.6%

Michael J. Balduino	0	0
Eric A. Balzer	0	0
Lawrence V. Jackson	0	0
Ruth J. Mack	0	0
L. White Matthews III	0	0
Jason L. Pratt	0	0
Michael J. Hoffman	0	0
Christopher P. Phelan	0	0
Walter S. Sobon	0	0
All directors and executive officers as a group (14 persons)	0	0

(1)	The number of shares beneficially owned is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Securities Exchange Act of 1934.
(2)	According to the Form 13G filed by the named persons on June 9, 2009, Solus GP LLC is the general partner of Solus Alternative Capital Management LP with respect to Constar stock, and Christopher Pucillo is the managing member of Solus GP LLC with respect to Constar stock.
(3)	According to the Schedule 13G filed by the named person on September 10, 2009, Fidelity Management & Research Company is the beneficial owner of 169,100 shares of Constar common stock (equal to 9.7% of the outstanding shares), and Fidelity Capital & Income Fund is the beneficial owner of 115,450 shares of Constar common stock (equal to 6.6% of the outstanding shares). Additional information regarding the beneficial ownership of such shares is contained within such Schedule 13G.

The address of each director and executive officer is One Crown Way, Philadelphia, Pennsylvania 19154-4599.

EQUITY COMPENSATION PLAN INFORMATION

Please note that, in connection with the Company’s emergence from Chapter 11, all the shares and plans described below were eliminated.

The following table sets forth certain information as of December 31, 2008 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans:
Approved by security holders (1)	—	—	591,250
Not approved by security holders (2)	—	—	—

Total	—	—	591,250

(1)	Does not include 466,534 shares of restricted stock that were outstanding under our 2007 Stock-Based Incentive Compensation Plan (“the 2007 Plan”), our 2007 Non-Employee Directors Equity Incentive Plan, our 2002 Stock-Based Incentive Compensation Plan, and our 2002 Non-Employee Directors Equity Incentive Plan.
(2)	Does not include approximately 143,069 restricted stock units that were outstanding under the Company’s Annual Incentive and Management Stock Purchase Plan.
(3)	Includes 546,000 shares that were available for future issuance under our 2007 Plan and 45,250 shares that were available for future issuance under our 2007 Non-Employee Directors’ Equity Incentive Plan.

The material terms of the non-stockholder approved Annual Incentive and Management Stock Purchase Plan are described in the Executive Compensation section under the subheading “Narrative Disclosure to Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Crown

Constar was a wholly owned subsidiary of Crown Holdings, Inc. (“Crown”) from 1992 until the closing of Constar’s initial public offering on November 20, 2002. At December 31, 2008, Crown owned 1,255,000 shares, or approximately 10%, of the Company’s outstanding common stock. Frank J. Mechura, an executive officer of Crown, retired from Crown in February 2008 but continued to serve on Constar’s Board of Directors. In connection with Constar’s emergence from Chapter 11 on May 29, 2009, the Constar shares owed by Crown were cancelled and Mr. Mechura resigned from Constar’s Board of Directors.

Concurrently with the completion of the Company’s initial public offering, the Company entered into lease agreements with Crown for its Philadelphia headquarters and a warehouse facility in Belcamp, Maryland. For the year ended December 31, 2008, the Company recorded expense of $1.7 under these lease agreements. Through May 2009, the Company recorded expense of $197,000 under the Philadelphia lease agreement. The warehouse lease is no longer in effect. In addition, in 2002, the Company entered into a transition services agreement with Crown. Under the transition services agreement, Crown provided services that included payroll, systems for accounting, reporting, tax, information technology, benefits administration, and logistics. This agreement has expired and has been extended on similar terms excluding certain services that Constar no longer purchases from Crown. The most recent version of this agreement commenced on January 1, 2007 and has no fixed expiration date. Instead, the services renew each year unless either party gives advance notice to terminate the services. In connection with this agreement, the Company recorded an expense of $2.4 million for the year ended December 31, 2008 and $884,000 through May 2009.

In 2002, Constar, Inc. and Crown USA entered into the Newark Component Supply and Lease of Related Assets Agreement (“Newark Agreement”). Under the Newark Agreement, Constar, Inc. supplies Crown USA with rings, bands and closures manufactured at Constar, Inc.’s Newark, Ohio facility. The products are manufactured using equipment that Crown USA leases to Constar, Inc. and operates at the Company’s facilities. The Newark Agreement expired on November 19, 2004 but the Company and Crown USA continued to operate under its terms. In November 2007, the Company and Crown entered into a new five year supply agreement for such rings, bands and closures. The Company sold approximately $8.4 million of rings, bands and closures to Crown for the year ended December 31, 2008 and approximately $4 million through May 2009.

In 2002, the Company entered into a License and Royalty Sharing Agreement with Crown Cork & Seal Technologies Corporation under which we agreed to pay a portion of any royalties earned on licenses of our Oxbar™ technology. The Company recorded royalty expense of $1.0 million related to this license agreement for the year ended December 31, 2008 and royalty expense of $242,000 through May 2009.

Pursuant to the provisions of our Amended and Restated Certificate of Incorporation, legal expenses incurred by certain current and former directors in connection with a securities class action lawsuit, as described in Item 3 of our Annual Report on Form 10-K, have been advanced on behalf of those directors by the Company or the relevant insurer. Because the claims are against both the Company and the defendant directors, we cannot determine what portion of those legal expenses would be attributable to the directors rather than the Company. In addition, pursuant to a Corporate Agreement entered into with Crown concurrently with our initial public offering, we incurred certain indemnification obligations to Crown with respect to this lawsuit. In connection with the Company’s emergence from Chapter 11 and pursuant to the Plan of Reorganization, all of the plaintiff’s claims are to be subordinated pursuant to Section 510(b) of the Bankruptcy Code and treated as equity interests. The Plan of Reorganization further provides that all pre-petition equity interests in Constar will be extinguished, as will any claims relating to, or arising in connection with, such equity interests (or the purchase or sale of such interests), including all indemnification and contribution obligations referred to above. The Company intends to apply to the court for dismissal from the lawsuit based on the Plan of Reorganization.

Policy for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for the treatment of related person transactions. The policy defines a “Related Person Transaction” as a transaction (A) in which (1) the Company was, is or would be a participant, and (2) any Related Person had, has or would have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner (but not a general partner) of another entity that is a party to the transaction); or (B) that is required to be disclosed under Item 404(a) of Regulation S-K. The policy defines a “Related Person” as a person (A) who is or was (at any time since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they are not presently such a person) an (1) executive officer, director or nominee for election as a director of the Company, or (2) Immediate Family Member of any of the foregoing; or (B) who is or was (at any time when the relevant transaction occurred or existed) (1) a greater than 5 percent beneficial owner of the Company’s common stock; or (2) an Immediate Family Member of such beneficial owner. The policy defines “Immediate Family Member” as a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the policy, the Audit Committee reviews the material facts of each Related Person Transaction and either approves or disapproves of the entry into the Related Person Transaction. If advance approval of a Related Person Transaction is not feasible or was not obtained, then the Audit Committee shall review the material facts of the Related Person Transaction and either ratify or disapprove of the entry into the Related Person Transaction. The Audit Committee may approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee shall take into account all of the facts and circumstances that the Audit Committee deems appropriate, including but not limited to whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the nature of the Related Person’s interest in the transaction, the nature of the relationship among the relevant Related Persons, the amount involved, any benefit to the Company and any impact on director independence.

No director may participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director shall provide all material information concerning the Related Person Transaction to the Audit Committee.

If a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

A Related Person Transaction shall not be invalid, void or voidable under applicable law solely because the Audit Committee shall fail to approve or ratify such Related Person Transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, directors and greater than 10% stockholders. Based solely upon a review of reports filed by these persons, all Section 16(a) filing requirements have been met during 2008 except that (1) a Form 4 for Daniel Ingram to report a November 27, 2008 conversion of restricted stock units and associated surrender of common stock to satisfy tax liabilities was filed on January 30, 2009, (2) a Form 4 for Chris Phelan to report an August 2, 2008 surrender of common stock to satisfy tax liabilities was filed on August 7, 2008, (3) a Form 4 for Walter Sobon to report a December 12, 2008 surrender of common stock to satisfy tax liabilities was filed on January 30, 2009 and (4) a Form 4 for Eagle Rock Capital Management LLC to report December 30, 2008 sales was filed on January 5, 2009, and the opening balance of beneficially owned securities does not correspond to the balance shown on the last Section 16 report filed by Eagle Rock Capital Management LLC on May 4, 2005.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

David Waksman Senior Vice President, Human Resources, General Counsel and Secretary

September 28, 2009

EXHIBIT A

CONSTAR INTERNATIONAL INC.

2009 EQUITY COMPENSATION PLAN

CONSTAR INTERNATIONAL INC.

2009 EQUITY COMPENSATION PLAN

Section 1. Purpose of the Plan. The purpose of the Constar International Inc. 2009 Equity Compensation Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees.

Section 2. Definitions. As used herein, the following definitions shall apply:

2.1. “Award” means the grant of Performance Shares or Options.

2.2. “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3. “Board” means the Board of Directors of the Company.

2.4. “Cause” means: (i) willful conduct by the Participant constituting a material act of gross misconduct in connection with the performance of the Participant’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries or affiliates other than customary and de minimis use of Company property for personal purposes; (ii) the conviction of the Participant of, or plea of guilty or nolo contendere by the Participant to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud), either of which result in incarceration; (iii) willful acts of moral turpitude by the Participant that result in material financial loss to the Company or any of its Subsidiaries; (iv) the Participant’s willful and material failure to follow the lawful reasonable instructions of the Board (other than by reason of the Participant’s physical or mental illness, incapacity or Disability), provided that the Company will first provide the Participant written notice specifying the alleged failure, and the Participant shall have 30 days from the receipt of such notice to comply, in the event of which cure such alleged failure shall not give rise to Cause; (v) a material and willful breach by the Participant of any written agreement between the Participant (on the one hand) and the Company or any of its Subsidiaries or affiliates (on the other hand), provided that the Company will first provide the Participant written notice specifying the nature of the breach, and the Participant shall have 30 days from the receipt of such notice to cure the breach, in the event of which cure the breach shall not give rise to Cause; (vi) the Participant’s willful and material violation of any of the Company’s written employment policies, other than inadvertent disclosures of confidential information, provided that the Company will first provide the Participant written notice specifying the nature of the violation, and the Participant shall have 30 days from the receipt of such notice to cure the violation, in the event of which cure such violation shall not give rise to Cause; (vii) the Participant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided that if the Company believes that the Participant is not cooperating, the Company must first provide the Participant written notice specifying the cooperation that must be provided, and the Participant shall have 30 days from the receipt of such notice to comply, in the event of which compliance the previously alleged failure to cooperate shall not give rise to Cause); or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation.

2.5. “Change in Control” means, unless otherwise determined by the Committee or provided in an Award Agreement:

(a) the acquisition in one or more transactions by any “Person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) but excluding, for this purpose, the Company or its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries, of “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b) a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time following such date; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c) the consummation of a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation; or

(d) a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Common Stock” means the common stock of the Company, par value $0.01 per share.

2.8. “Company” means Constar International Inc., a Delaware corporation, or any successor corporation.

2.9. “Committee” means the Compensation and Benefits Committee of the Board, each member of which shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

2.10. “Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.11. “Effective Date” means the date that the Plan is approved by the shareholders of the Company in accordance with applicable law.

2.12. “Employee” means an officer or other employee of the Company or a Subsidiary.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14. “Fair Market Value” means, on any given date (i) if the shares of Common Stock are then listed on a national securities exchange, including the Nasdaq Capital Market (“NASDAQ”), the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national securities exchange but are then quoted on another stock quotation system, the closing price for the shares of Common Stock as quoted on such quotation system on such date, or if no sale was made on such date on such quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder.

2.15. “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of shares of Common Stock at a specified price. No Options granted under the Plan will be “incentive stock options” within the meaning of Section 422 of the Code and the regulations thereunder.

2.16. “Participant” means any Employee who receives an Award.

2.17. “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any Subsidiary, division, department or function within the Company or any Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA as defined by any of the Company’s financing agreements; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.18. “Performance Period” means the period over which Awards of Performance Shares are earned.

2.19. “Performance Shares” means Common Stock granted by the Committee under Section 6.2 of the Plan.

2.20. “Securities Act” means the Securities Act of 1933, as amended.

2.21. “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3. Eligibility. Any Employee shall be eligible to receive an Award under the Plan.

Section 4. Administration and Implementation of the Plan.

4.1. The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their Employees, Participants, persons claiming rights from or through Participants and shareholders of the Company.

4.2. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (v) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (vii) construe and interpret the Plan; and (viii) make all other determinations as it may deem necessary or advisable for the administration of the Plan; provided, however, that the Committee shall be prohibited from effecting a repricing of any outstanding Award without shareholder approval.

Section 5. Shares of Common Stock Subject to the Plan.

5.1. Subject to adjustment as provided in Section 8 hereof, the total number of shares of Common Stock available for Awards under the Plan shall be 129,629 shares; provided, however, that Awards covering no more than 50,000 shares of Common Stock may be awarded to any Employee in any one calendar year. Any shares tendered, with the Committee’s approval, by a Participant in payment of an exercise price for an Award or the tax liability with respect to an Award, including shares withheld from any such Award, shall not be available for future Awards hereunder. Common Stock awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares of Common Stock available for Awards under the Plan.

5.2. If any shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6. Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the Participant’s termination of employment; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. The Committee may condition the grant, vesting, exercisability and/or number of shares of Common Stock to be received in settlement of an Award on such Performance Goals as may be determined by the Committee in its sole discretion and may adjust (either up or down) the number of shares covered by an Award of Performance Shares based on the attainment of Performance Goals; provided, however, that no adjustment shall be made that would cause an Award to be subject to Section 409A of the Code. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1. Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. The grant of Options shall be subject to the following terms and conditions:

(a) Exercise Price. The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.

(b) Term of Options. The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years.

(c) Exercise of Option. Each Option grant shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with shares of

Common Stock, with any combination of cash and shares of Common Stock, or with other legal consideration that the Committee may deem appropriate, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law, and (iv) the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option.

(d) Termination of Employment. Unless otherwise provided in an Award Agreement, upon a Participant’s termination of employment with the Company and its Subsidiaries, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a Subsidiary without Cause, (ii) 180 days in the event of a termination due to death or Disability and (iii) 30 days in the event of the Participant’s voluntary termination; provided, however, that in no event shall any Option be exercisable after its stated term has expired. All of a Participant’s Options, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause.

6.2. Performance Shares. An Award of Performance Shares provides a Participant the right to receive shares of Common Stock upon the completion of the applicable Performance Period. The grant of Performance Shares shall be subject to the following terms and conditions:

(a) Performance Period. Each Performance Share Award shall specify the duration of the Performance Period and/or each installment thereof and the conditions under which such Award may be earned. Such conditions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

(b) Termination of Employment. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s termination of employment with the Company and its Subsidiaries for any reason, the unvested portion of each Performance Share Award granted to such Participant shall be forfeited.

(c) Shareholder Rights. Shares of Common Stock shall not be issued to the holder of a Performance Share Award in settlement thereof prior to the completion of the Performance Period. Prior to the issuance and delivery of shares of Common Stock, the Participant shall have no rights as a shareholder with respect to any shares of Common Stock covered by an Award of Performance Shares.

Section 7. Change in Control. Notwithstanding any provision in this Plan to the contrary, upon the occurrence of a Change in Control, the following provisions shall apply:

7.1. Options. The Committee, in its discretion, may take one or more of the following actions with respect to all Options that are outstanding and unexercised as of the Change in Control: (i) accelerate the vesting and exercisability of all such Options to the extent unvested and unexercisable, such that all outstanding Options are fully vested and exercisable, (ii) cancel all outstanding vested Options in exchange for a cash payment (including a payment of zero dollars) in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option as of the date of the Change in Control over the exercise price of such portion, (iii) terminate all Options immediately prior to the Change in Control, provided that the Company provide the Participant an opportunity to exercise the Option within a specified period following the Participant’s receipt of a written notice of such Change in Control and of the Company’s intention to terminate the Option prior to such Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options and to substitute such Options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Participants with respect to such Options.

7.2. Performance Shares. Performance Share Awards that are then outstanding may, at the discretion of the Committee, become immediately and fully vested and payable, or, to the extent unvested, may be cancelled and forfeited for no additional consideration.

7.3. Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 7 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

Section 8. Adjustments upon Changes in Capitalization.

8.1. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, (iv) the limits described in Section 5 of the Plan, and (v) the exercise price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that each adjustment shall be made in accordance with Section 409A of the Code and the regulations thereunder to the extent applicable.

8.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 14.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, all adjustments shall be made in accordance with Section 409A of the Code and the regulations thereunder to the extent applicable.

Section 9. Termination and Amendment.

9.1. Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if (i) such action would increase the number of shares subject to the Plan, (ii) decrease the price at which Awards may be granted, or (iii) such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code or to avoid the additional tax described in Section 409A of the Code.

9.2. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award (except as otherwise expressly provided in the Plan or an Award Agreement).

9.3. Notwithstanding anything in this Section 9 to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances.

9.4. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation without the approval of the shareholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 8.

Section 10. No Right to Award, Employment. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any Subsidiary. A transfer of employment between the Company and a Subsidiary shall not be deemed a termination of employment for purposes of the Plan; provided, however, that individuals employed by an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of the Company or another Subsidiary as of the date of such cessation.

Section 11. Taxes. Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 12. Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 13. Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or render services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.

Section 14. Securities Law Requirements.

14.1. No shares of Common Stock may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company’s Common Stock under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

14.2. The Committee may require, as a condition to the issuance of shares hereunder, representations, warranties and agreements to the effect that such shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act, and the rules and regulations thereunder.

Section 15. Termination. Unless earlier terminated, the Plan shall terminate on the 10-year anniversary of the Effective Date and no Awards under the Plan shall thereafter be granted.

Section 16. Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 17. Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, the Company, any Subsidiary, any affiliate, any shareholder or any other person.

Section 18. Governing Law. The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 19. Effective Date. The Plan shall become effective upon the Effective Date, and no Award shall become exercisable, realizable or vested prior to the Effective Date.

This Proxy is solicited on behalf of the Board of Directors

CONSTAR INTERNATIONAL INC.

2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 5, 2009

The undersigned stockholder of Constar International Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2009 Annual Meeting of Stockholders of Constar International Inc., each dated on or about September 28, 2009, and hereby appoints James C.T. Bolton and David J. Waksman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Constar International Inc. to be held on November 5, 2009 at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania and at any adjournment or postponement thereof, and to vote all shares of Constar Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this card.

SEE REVERSE SIDE

The Board of Director recommends a vote “FOR” all nominees listed in Item 1.

1.	Election of Directors: FOR all nominees listed below (except as indicated). If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the following list: Michael J. Balduino, Eric A. Balzer, Michael J. Hoffman, Lawrence V. Jackson, Ruth J. Mack, L. White Matthews III, Jason L. Pratt.

The Board of Directors recommends a vote “FOR” Item 2.

		For	Against	Abstain

2.	To approve the 2009 Equity Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Item 3.

		For	Against	Abstain
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2009.	☐	☐	☐

And, in their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each of the nominees set forth above, FOR Item 2, FOR Item 3, and as said proxies deem advisable on such other matters as may properly come before the meeting.

Signature:                                                             Dated:                     , 2009

Signature (if held jointly or as community property):

This Proxy should be marked, dated and signed by the stockholder(s) as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.